EXHIBIT 99.1

April 13, 2005 - For immediate release
Contact:
Scott Shockey, CFO or Bryna Butler, Corporate Communications
1-800-468-6682 or (740) 446-2631

                  OVBC - 25% Stock Split and Dividend Increase


GALLIPOLIS, Ohio-- Ohio Valley Banc Corp. [Nasdaq:OVBC] President and CEO Jeffrey E. Smith announced that the Board of Directors declared a 25% stock split and increased the cash dividend, adjusted for the stock split, from $.15 per share to $.16 per share payable on May 10, 2005, to shareholders of record on April 25, 2005. This represents a 6.6 percent increase in the quarterly cash dividend. The announcement was made at the Company's Annual Shareholders' Meeting held today at the Morris & Dorothy Haskins Ariel Theatre in Gallipolis, Ohio. Also during the meeting, W. Lowell Call, Harold A. Howe and Brent A. Saunders were re-elected to the Board of Directors to each serve a three year term ending in 2008.

Just prior to the meeting, Ohio Valley Banc Corp. reported consolidated net income for the three months ended March 31, 2005 of $1,570,000 as compared to $1,566,000 earned during the same time period a year ago. For the first quarter of 2005, net income per share was $.46; a 2.2 percent increase compared to $.45 per share in the first quarter of 2004.

Given a challenged economy, especially in Ohio, management was pleased to meet last year's first quarter earnings and to continue to build on 2004's improved asset quality. The Company's nonperforming loans continue to decline producing a stronger balance sheet. The ratio of nonperforming loans to total loans stood at ..41 percent at March 31, 2005, as compared to .53 percent at March 31, 2004. This decrease in nonperforming loans resulted in a reduction in the provision for loan losses. For the three months ended March 31, 2005, provision for loan losses was $317,000, a decrease of $451,000 from the three months ended March 31, 2004. The allowance for loan losses was 1.21 percent of total loans at March 31, 2005, as compared to 1.38 percent at March 31, 2004.

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For the first  quarter of 2005,  net  interest  income of  $6,837,000  decreased
$86,000 from the same period last year due to the growth in earning assets being offset by a decrease in the net interest margin. The Company's growth in average earning assets for the first quarter of 2005 exceeded the prior year by $15,212,000 or 2.3 percent. The net interest margin decreased to 4.12 percent for the first quarter of 2005, as compared to 4.24 percent for the same period in 2004. Comparing linked quarters, the net interest margin for the first quarter of 2005 was higher than 2004's fourth quarter net interest margin of
3.98 percent.

Noninterest income totaled $1,253,000 for the first quarter of 2005 compared to $1,306,000 a year ago representing a 4.1 percent decrease. The decrease in noninterest income was related to a decline in service charges on deposit accounts, which was primarily related to overdraft volume being down. Offsetting a portion of the decline was an increase in revenue from interchange fees on the Company's debit and credit cards of $34,000 and the gain on sale of secondary market real estate loans being up $22,000.

Noninterest expense totaled $5,484,000 for the three months ending March 31, 2005, an increase of $297,000 or 5.7 percent. Salary and employee benefits, the Company's largest noninterest expense, totaled $3,182,000 for the first quarter of 2005, up only $142,000 or 4.7 percent from the prior year. The increase was due to annual merit compensation increases and rising benefit costs. The remaining noninterest expenses are up modestly from the first quarter of 2004 led mostly by the cost of complying with the Sarbanes-Oxley Act of 2002, specifically the implementation of Section 404.

Smith also announced during the meeting the appointment of two new members to the Board of Directors of the Company's subsidiary, The Ohio Valley Bank. Robert
E. Daniel, the Administrator of Holzer Clinic, represents an organization with 650 employees in an industry, health care, which; when added to Holzer Medical

Center, is the largest employer in Gallia County, Ohio. Roger D. Williams, an Executive Vice President for the Food Products Division of Bob Evans Farms, Inc., a Fortune 1000 company with over 670 restaurants and 46,000 employees. Within Gallia County, Bob Evans Farms, Inc. and its subsidiaries have five separate operations with nearly 350 employees and an annual payroll of $7.7 million. The addition of these two business leaders will certainly help guide the Company into the future.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Stock Market under the symbol OVBC. The Company owns three subsidiaries: Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with five consumer finance company offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. The company's Web site is www.ovbc.com.

Forward-Looking Information
---------------------------
Certain statements contained in this release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and Ohio Valley undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                      Three months ended
                                                           March 31,
                                                      2005         2004
                                                   ----------   ----------
PER SHARE DATA
  Earnings per share                                  $0.46        $0.45
  Dividend per share                                  $0.19        $0.18
  Book value per share                               $16.59       $15.71
  Dividend payout ratio                               41.52%       40.22%
  Weighted average shares
   outstanding                                    3,430,859    3,500,359

PERFORMANCE RATIOS
  Return on average equity                            11.23%       11.54%
  Return on average assets                             0.88%        0.89%
  Net interest margin                                  4.12%        4.24%
  Efficiency ratio                                    67.26%       62.46%
  Average earning assets
   (in 000's)                                      $679,818     $664,606

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                      Three months ended
(in $000's)                                                March 31,
                                                      2005         2004
                                                   ----------   ----------
Interest income:
     Interest and fees on loans                      $10,081      $ 9,959
     Interest and dividends on securities                871          932
          Total interest income                       10,952       10,891
Interest expense:
     Deposits                                          2,858        2,741
     Borrowings                                        1,257        1,227
          Total interest expense                       4,115        3,968
Net interest income                                    6,837        6,923
Provision for loan losses                                317          768
Noninterest income:
     Service charges on deposit accounts                 705          759
     Trust fees                                           53           52
     Income from bank owned insurance                    148          163
     Gain on sale of loans                                28            6
     Other                                               319          326
          Total noninterest income                     1,253        1,306
Noninterest expense:
     Salaries and employee benefits                    3,182        3,040
     Occupancy                                           334          328
     Furniture and equipment                             295          283
     Data processing                                     164          178
     Other                                             1,509        1,358
          Total noninterest expense                    5,484        5,187
Income before income taxes                             2,289        2,274
Income taxes                                             719          708
NET INCOME                                            $1,570       $1,566

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share
 and per share data)                           March 31,          December 31,
                                                 2005                2004
                                           ----------------     ----------------
ASSETS
Cash and cash equivalents                      $ 15,523             $ 16,279
Interest-bearing deposits in other banks            516                  525
Securities available-for-sale                    70,820               74,155
Securities held-to-maturity
  (estimated fair value:  2005 - $12,277,
  2004 - $12,534)                                11,801               11,994
Total loans                                     589,973              600,574
  Less:  Allowance for loan losses               (7,162)              (7,177)
     Net loans                                  582,811              593,397
Premises and equipment, net                       8,962                8,860
Accrued income receivable                         2,791                2,643
Goodwill                                          1,267                1,267
Bank owned life insurance                        14,105               13,988
Other assets                                      6,613                6,012
          Total assets                         $715,209             $729,120

LIABILITIES
Noninterest-bearing deposits                   $ 66,810             $ 69,936
Interest-bearing deposits                       466,765              465,217
     Total deposits                             533,575              535,153
Securities sold under agreements to
 repurchase                                      22,829               39,753
Other borrowed funds                             79,969               76,550
Subordinated debentures                          13,500               13,500
Accrued liabilities                               8,409                7,585
          Total liabilities                     658,282              672,541

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value,
 10,000,000 shares authorized; 2005 and
 2004 - 3,689,828 shares issued)                  3,690                3,690
Additional paid-in capital                       31,931               31,931
Retained earnings                                29,383               28,465
Accumulated other comprehensive income             (789)                (219)
Treasury stock, at cost (2005 and
 2004 - 258,970 shares)                          (7,288)              (7,288)
          Total shareholders' equity             56,927               56,579
               Total liabilities and
                 shareholders' equity          $715,209             $729,120